UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2024

CARLYLE SECURED LENDING III
(Exact Name of Registrant as Specified in Charter)

Delaware	814-01410	86-6498423
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Vanderbilt Avenue, Suite 3400 New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 813-4900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 3.02 – Unregistered Sales of Equity Securities.
On March 15, 2024, Carlyle Secured Lending III (the “Company”) delivered a capital drawdown notice to its investors relating to the issuance of 1,021,511 common shares of beneficial interest of the Company, par value $0.001 per share (the “Shares”), for an aggregate offering price of approximately $21.6 million. The Shares will be issued on or around March 27, 2024. Following this issuance of Shares, the total number of common shares of beneficial interest outstanding will be 10,783,726.
The issuance of the Shares is being made pursuant to subscription agreements (“Subscription Agreement”) entered into by the Company and its investors. Under the terms of the Subscription Agreement, investors are required to fund drawdowns to purchase common shares of beneficial interest up to the amount of their respective capital commitments on an as-needed basis with a minimum of eight business days’ prior notice to investors.
The issuance and sale of the Shares is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Regulation D and Regulation S thereunder.
Item 7.01 – Regulation FD Disclosure.
On March 13, 2024, the Board of Trustees declared a first quarter 2024 dividend of $0.54 per share, which is payable on or about April 19, 2024 to shareholders of record as of March 13, 2024. These dividends will be paid in cash and may then be reinvested in common shares of beneficial interest at the election of the shareholders pursuant to the Company’s dividend reinvestment plan.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Carlyle Secured Lending III

By:	/s/ Joshua Lefkowitz
Name:	Joshua Lefkowitz
Title:	Chief Compliance Officer and Secretary

Date: March 19, 2024